601 Carlson Parkway
Suite 600
Minnetonka, MN 55305
onebeacon.com

February 20, 2015

Paul Romano
44 Highwood Road
Farmington, CT 06032

Dear Paul:

The ongoing evaluation of business objectives and required resources has resulted in the elimination of your position effective February 13, 2015. Pursuant to the terms of your offer letter, you are entitled to separation pay equal to 52 weeks of base salary provided you execute and not rescind OneBeacon’s standard Agreement and Release. However, as a senior leader of OneBeacon Insurance, in lieu of your 52 week separation pay we are offering you an enhanced separation package. Under this enhanced package, you are offered a paid leave of absence from February 14, 2015 through July 3, 2015 under the following terms. During your leave of absence, you will not perform any services for the Company except at the Company’s request. Also, you may not directly or indirectly work for any other entity, compete for or divert OneBeacon business or hire or solicit the services of any OneBeacon employees. You acknowledge that you are bound by the Confidentiality and Non-Solicitation Agreement you executed, including but not limited to, the obligation not to solicit or induce, or attempt to solicit or induce, any employee, consultant, or independent contractor of OneBeacon to leave OneBeacon for any reason whatsoever, or hire or solicit the services of any employee of OneBeacon for a period of 12 months after the end of your leave of absence.

At the end of your paid leave of absence, if you have not breached the terms of your leave of absence (taking into account your right to cure the breach) and you execute and not rescind OneBeacon’s Agreement and Release in the form attached hereto as Exhibit A, you will receive separation pay of $1.2 million. If you inadvertently or mistakenly breach the terms of your leave of absence, you will have ten days after receiving notice of such breach from OneBeacon to cure such breach. If you breach the terms of your leave of absence and such breach is not cured, if curable, within ten days after receiving written notice of such breach from OneBeacon, or fail to sign your release, you will not receive any separation pay. Additionally, should you elect to continue your health benefits through OneBeacon, the Company will subsidize your medical and dental insurance at normal employee rates for a period of up to 18 months.

Please acknowledge your agreement to waive your separation pay of 52 weeks of base pay and to accept the enhanced package under the terms stated above by signing below.

Thank you.

Agreed and Accepted:		On behalf of OneBeacon Services, LLC:
/s/ Paul F. Romano	2/20/2015	/s/ T. Michael Miller	2/20/2015
Paul Romano	Date	T. Michael Miller, President	Date

Exhibit A

AGREEMENT AND RELEASE

This Agreement and Release is made and entered into between OneBeacon Services, LLC (hereinafter ‘OneBeacon’), whose principal place of business is 601 Carlson Parkway, Suite 600, Minnetonka, Minnesota 55305 on behalf of itself and its affiliated companies (hereinafter collectively ‘Company’) and Paul Romano of 44 Highwood Road, Farmington, Connecticut 06032 (hereinafter the “Employee”).

WHEREAS the ongoing evaluation of the Company business objectives and required resources has resulted in the elimination of your position, and

WHEREAS the Employee’s employment with the Company will terminate on 7/3/2015 (hereinafter ‘Termination Date’);

NOW, THEREFORE, relying on the mutual promises contained herein, the Employee and the Company hereby agree:

1.    All privileges of employment will end as of Employee’s Termination Date. The Employee will be paid the Employee’s regular salary through the Employee’s Termination Date. Upon Employee’s receipt of the Employee’s final paycheck, which includes payment for employment through Employee’s Termination Date, Employee will have received all wages owed to the Employee by virtue of the Employee’s employment with the Company or the termination thereof. The Employee specifically acknowledges and agrees that the Employee is not entitled to any other compensation, wages, bonuses or commissions by virtue of the Employee’s employment with the Company or the termination thereof other than accrued reimbursable expenses and vested contributions to the Company’s Pension Plan, 401(k) Savings and Employee’s Stock Ownership Plan, Supplemental Savings Plan and Deferred Compensation Plan with respect to the periods prior to Employee’s Termination Date.

2.    The Company shall cause the Employee to be paid an additional separation payment of one million two hundred thousand dollars ($1.2M), minus applicable taxes and other required deductions, in satisfaction of all claims for damages, costs and attorneys’ fees, as described more fully in paragraph 3 below. The employee authorizes the Company to deduct from this payment any sums the Employee owes to the Company. In the event the Employee elects to receive the payment, it shall be made within 30 days of the date the Company receives the Employee's completed and signed Agreement and Release, provided that the Employee has not revoked this Agreement and Release as provided in paragraph 11 below and has complied (taking into account any right to cure a breach) with all other terms and conditions in this Agreement and Release. In addition, if the Employee elects to continue his health benefits through the Company, the Company will subsidize Employee’s medical and dental insurance at normal employee rates for up to 18 months.

3.    As a material inducement for the Company to enter into this Agreement and Release, the Employee (on behalf of the Employee and all presently or formerly affiliated or related persons or entities, including, but not limited to, the Employee’s present or former spouse, dependents, heirs, assigns, successors, creditors, debtors, counsel, administrators or executors), knowingly and voluntarily releases and forever discharges the Company, and all presently or formerly affiliated persons or entities, including, but not limited to, any present or former parent corporations, subsidiaries, divisions, affiliated entities, employee benefit plans, purchasers of assets or stock, investors, insurers, joint ventures, shareholders, successors, assigns, counsel, administrators, heirs, creditors, debtors, executors, officers, partners, directors, agents, fiduciaries, representatives, the employees and representatives of any such entity, and any otherwise related persons and entities (hereinafter ‘Released Parties’) of and from any and all claims, known and unknown, which against the Released Parties, the Employee has or may have as of the date of execution of this Agreement and Release, relating in any way to the Employee’s employment and the termination of the Employee’s employment, as well as any alleged violation of: The National Labor Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974; The Immigration Reform Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967; The Fair Labor Standards Act; The Equal Pay Act; The Occupational Safety and Health Act; The Family and Medical Leave Act of 1993; The Workers Adjustment and Retraining Notification Act; The New York State Executive Law (including its Human Rights Law); The New York State Labor Law; The New York wage and wage–hour laws; The New York State Worker Adjustment and Retraining Notification Act; The New York City Administrative Code (including its Human Rights Law); the Minnesota Human Rights Act; or any other federal, state (including but not limited to the New Jersey Conscientious Employee Protection Act) or local civil, bias, retaliation, benefits, insurance benefits, discrimination, or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract (whether oral or written, express or implied from any source), tort (whether intentional, negligent or otherwise), or common law; or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Notwithstanding the foregoing, the parties agree that the Employee is NOT releasing the Employee’s rights with respect to: (1) this Agreement and Release, (2) his/her vested interest in the Pension Plan, (3) his/her vested interest in the OneBeacon 401(k) Savings and Employee Stock Ownership Plan, (4) the OneBeacon Supplemental Savings Plan, (5) the OneBeacon Deferred Compensation Plan, (6) the Company's Executive Survivor Income Plan, (7) any claims Employee may have pursuant to COBRA or any rights under paragraph 4 of this Agreement and Release and (8) any rights to indemnification from the Company and coverage under the directors and officers policies of the Company to which the Employee was entitled for acts arising during the Employee’s employment. Any distributions from the Pension Plan to Employee will be made in accordance with that plan’s procedures. Nothing contained herein shall prevent the Employee from bringing a claim against the Company to enforce the terms and conditions of this Agreement and Release.

4.    Nothing in this Agreement and Release is intended to limit or interfere in any way with the Employee’s right or ability to file, cooperate with, or participate in an investigation or proceeding before the Equal Employment Opportunity Commission (“EEOC”), any state or local government agency acting on the EEOC’s behalf, or any other government agency charged with enforcement of any law. Notwithstanding the foregoing, the Employee agrees to waive the Employee’s right to recover monetary damages in any such proceeding, charge, complaint or lawsuit filed by the Employee or anyone else on the Employee’s behalf.

5.    Except as otherwise provide in paragraph 4 of this Agreement and Release, the Employee has filed no complaints or charges against the Company or its predecessors. Employee also affirms that Employee: (i) has no known workplace injuries or occupational diseases and, if applicable, has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act; (ii) has been paid for all alleged attorneys’ fees and other relief to which Employee may be entitled; and (iii) understands that the consideration set forth in paragraph 2 of this Agreement and Release shall not be considered wages for purposes of pension or any other employment related benefits.

6.    This Agreement and Release may be amended or modified only by the written agreement of both parties. Should any provision of this Agreement and Release be declared by any court to be invalid, the validity of the remaining provisions shall not be affected, and the invalid provision(s) shall be deemed not a part of this Agreement and Release. The language of all the parts of this Agreement and Release shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

7.    This Agreement and Release shall be binding upon and inure to the benefit of the Employee, the Employee’s heirs, administrators, executors, representatives, successors and assigns, and shall be binding upon and inure to the benefit of the Released Parties, their heirs, administrators, executors, representatives, successors and assigns.

8.    The terms of this Agreement and Release are contractual in nature and not a mere recital.

9.    The Employee represents and warrants that the Employee has never disclosed, nor permitted the Employee’s attorneys or agents to disclose, any of the terms of this Agreement and Release. The Employee, the Employee’s agents and attorneys shall keep the terms of this Agreement and Release completely confidential, and shall not disclose its terms or amount to any person, including but not limited to any past, present or prospective employee or applicant for employment with the Company, except as the Employee may be specifically and expressly permitted by the Company, to the extent necessary to enforce the terms of this Agreement and Release, or as the Employee may be required by law or compulsory process of law, and provided that, in case of such requirement by law or compulsory process, to the extent permitted by law, the Employee shall immediately notify the Company of such requirement in writing. Notwithstanding the foregoing, the Employee may disclose the terms of this Agreement and Release, on a need to know basis, to the Employee’s immediate family, to professionals who advise the Employee with respect to financial or tax matters and as necessary under paragraph 4 of this Agreement and Release, provided that in all cases the Employee informs such person or persons under this exception of the provisions of this paragraph, and receives assurance of confidentiality from them.

10.    The Employee agrees to fully cooperate, at mutually convenient times taking into account the Employee’s other personal and business obligations, with the reasonable requests of the Company to provide truthful information and/or materials to the Company and/or on the Company’s behalf related to the performance of the Employee’s former duties and agrees, at mutually convenient times taking into account the Employee’s other personal and business obligations to assist as reasonably needed in the defense or prosecution of any litigation involving the Company or its affiliates. In the event the Employee is required to appear as a witness on the Company’s or its affiliates behalf, the Employee shall do so and, as needed, shall be provided with legal counsel paid for by the Company. The Company shall pay any reasonable out of pocket expense incurred by the Employee in performing any such activity.

11.     The Employee will be given a period of forty-five (45) days to consider this Agreement and Release after the Employee's receipt of the same. If the Employee elects not to take the full forty-five (45) days, the Employee agrees that the Employee has done so knowingly, voluntarily, and with full understanding that the Employee is waiving a statutory right to consider this Agreement and Release for forty-five (45) days. Pursuant to the requirements of the Older Workers Benefit Protection Act, Sec. 201, 29 U.S.C. Sec. 626, et seq., if Employee is over age 40 as of the date of execution of this Agreement and Release, then the Employee may revoke this Agreement and Release within the seven (7) day period following the Employee's execution of the same (the ‘Revocation Period’). This Agreement and Release shall not become effective or enforceable until the Revocation Period expires. In order to revoke this Agreement and Release, the Employee must notify Thomas N. Schmitt, OneBeacon Services, LLC, 601 Carlson Parkway, Minnetonka, MN 55305 in writing stating ‘I hereby revoke my acceptance of the Agreement and Release.’ If delivered by mail, the revocation must be postmarked within Revocation Period and sent by certified mail, return receipt requested. If the last day of the Revocation Period is a

Saturday, Sunday or legal holiday in the state in which Employee worked, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

12.     This Agreement and Release, together with such confidentiality and/or restrictive covenant agreements heretofore executed by Employee to which Employee will remain bound, sets forth the entire agreement between the parties pertaining to the subject matter hereof, superseding any previous oral or written understandings or agreements. Any amendments to this Agreement and Release shall be in writing, signed by all parties.

13.    The benefits provided to the Employee under this Agreement and Release are in addition to anything of value which the Employee is already entitled to receive from the Company.

14.    This Agreement and Release shall not be construed as an admission of any wrongdoing by the Company, its affiliates, officers, or employees, that they violated any legal or other obligation to the Employee. The Company has specifically denied and continues to deny that it, its agents, predecessors, divisions, parent, subsidiary or affiliated corporations or entities, or the employees of any of these entities, have committed any wrongdoing against the Employee, or are liable to the Employee for any reason.

15.    Should the Company be contacted regarding the Employee by any prospective employer, the Company shall provide dates of employment and job title only.

16.     The Employee shall not make any false, disparaging or derogatory statements in public or private regarding the Company, its directors, officers, employees, or agents. None of the Company, its directors or officers shall make any false, disparaging or derogatory statements in public or private regarding the Employee. Each party acknowledges that the other party relied upon this representation in agreeing to enter into this Agreement and Release. Nothing herein contained shall prohibit the Employee or the others from providing information to a court of competent jurisdiction, or to a federal or state administrative or regulatory agency pursuant to paragraph 4 of this Agreement and Release. Notwithstanding the foregoing, if the Company, one of its directors, officers, employees or agents shall make any false disparaging or derogatory statements about the Employee, the Employee may appropriately respond to such statement without being in violation of his obligations under this Section 16.

17.    The Employee represents that the Employee has returned to the Company all of the Company’s property, including, but not limited to, all computer equipment, Company cars, property passes, keys, credit cards, business cards, identification passes, and/or Proprietary Information (as defined below). The Employee further represents, promises, and agrees that the Employee has not used or divulged and will not use or divulge any such property or Proprietary Information belonging to the Company, including the personal, confidential or proprietary information or intellectual property of any third party with which Employee has been entrusted or which Employee has otherwise acquired by virtue of the Employee’s employment with the Company. For purposes of this Agreement, Proprietary Information shall mean any and all proprietary or confidential information of, or relating to, the Company (whether or not marked as confidential) including, without limitation, (a) information related to design, use, pricing, purchase or sale of its products, services or materials, such as may be contained in but not limited to, the Company’s financial or marketing plans or proposals, research and development plans or methodologies, and (b) contractual arrangements, customer lists, producer lists, customer personal information, business plans, financial information and information relating to personnel, documents, files, training manuals and sales and product information. Proprietary Information does not include information that is or becomes generally known to the public without the breach of any duty by the Employee.

18.    The Employee acknowledges and agrees that any uncured breach of this Agreement and Release by the Employee would cause the Company substantial and irreparable harm, and that any such uncured breach or threatened breach would entitle the Company to seek immediate injunctive relief, in addition to any other legal remedy to which the Company would be entitled under the law. In the event of a breach or threatened breach of this Agreement and Release by the Employee, the Employee agrees to pay all expenses, including attorney’s fees, incurred by the Company in enforcing this Agreement and Release and in obtaining relief hereunder.

19.    The Employee acknowledges that in the course of performing his or her employment responsibilities, the Employee may have come into possession of material non-public information.  Any material non-public information (as defined in the Company’s Insider Trading Policy), including any financial plan, program, estimate or matter of which the Employee is in possession shall be kept in strictest confidence by the Employee and shall not be disclosed to or discussed with anyone.  The Employee is prohibited from trading on the basis of material non-public information, including transfers into or out of the OneBeacon Stock Fund or the White Mountains Stock Fund in any employee benefit plans, including the OneBeacon 401(k) Savings and Employee Stock Ownership Plan, Supplemental Savings Plan and/or Deferred Compensation Plan until the later of the following:  (1) the Employee is no longer in possession of material non-public information regarding the Company or (2) two trading days after the Company releases earnings for the quarter or reporting period during which the Employee was terminated.

20.    Notwithstanding language to the contrary in the Confidentiality and Non-Solicitation Agreement executed by the Employee, in order to protect OneBeacon’s Goodwill and Confidential Information (as defined in the Confidentiality and Non-Solicitation Agreement), and the Company’s other legitimate business interests, Employee agrees that he shall not, directly or indirectly, for a period of twelve (12) months from the termination of Employee’s employment for any reason solicit or induce, or attempt to solicit or induce, any employee, consultant, or independent contractor of OneBeacon to leave OneBeacon for any reason whatsoever, or hire or solicit the services of any employee of OneBeacon. Prohibited solicitation under this Agreement and Release includes direct solicitations via personal devices, such as cell phones and computers, and solicitations via any social media, including but not limited to, LinkedIn, Facebook and Twitter. Prohibited solicitation shall not preclude general advertising (whether in print or via any social media) for personnel. For the avoidance of doubt, except as provided below, this Section 20 shall not be deemed breached if an entity to which the Employee provides services solicits and/or hires any employee, consultant or independent contractor of OneBeacon provided that the Employee is not aware of the solicitation, has provided no input on the qualifications of the employee, consultant or independent contractor, and is not directly or indirectly involved in such solicitation or hire. Notwithstanding the foregoing, if an entity to which the employee provides services hires a Company employee who is currently or was a member of any of the OneBeacon Professional Insurance business units on the Termination Date, whose employment with the Company was not previously involuntarily terminated by the Company and whose salary is equal to or greater than $150,000 or who is an Underwriter, the Employee will pay to the Company an amount equal to $1,000,000. Said payment will be in addition to any other remedies available to the Company. For the avoidance of further doubt, all other terms and conditions of the Confidentiality and Non-Solicitation Agreement remain in full force and effect and Employee remains bound by same. The Employee shall advise any entity to which the Employee provides services during this 12 month non-solicitation period of the terms of this non-solicitation.

22.    The Employee represents and agrees that: a) he has thoroughly reviewed all aspects of this Agreement and Release; b) he was given a period of forty-five (45) days from within which to consider this Agreement and Release; c) the Company advised him in writing to consult with an attorney before executing this Agreement and Release; d) he has had an adequate opportunity to review the Agreement and Release with an attorney; e) he fully understands its terms; f) he was not coerced into signing it, and g) he is knowingly and voluntarily entering into this Agreement and Release.

PLEASE READ CAREFULLY. THIS AGREEMENT AND RELEASE INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

THE COMPANY HEREBY ADVISES THE EMPLOYEE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND RELEASE.

Employee	OneBeacon Services, LLC

By:
Paul Romano	Title: President
Date:	Date: